TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                  AND NINE MONTH FISCAL YEAR 2013 RESULTS

Minneapolis/April 30, 2013/ Techne Corporation's (NASDAQ:TECH) financial results for the third quarter and nine months ended March 31, 2013 include the following highlights:

Third quarter earnings were $33.1 million or $0.90 per diluted share. Adjusted earnings for the quarter were $32.5 million (a decrease of 3.2% from the prior fiscal year period) or $0.88 per diluted share. Earnings and adjusted earnings were negatively impacted by foreign currency fluctuations, which reduced reported sales and gross margins. Adjusted earnings and adjusted earnings per share exclude intangible asset amortization and costs recognized upon the sale of inventory that was written-up to fair value as part of the acquisitions completed in the quarter ended June 30, 2011 and also exclude certain income tax credits and changes in income tax estimates. Adjusted earnings and adjusted earnings per diluted share for the third quarter of fiscal 2012 also exclude the impact of impairment charges on certain equity investments and the reversal of deferred tax asset valuation allowances.

Earnings for the nine-month period ended March 31, 2013 were $84.1 million or $2.28 per diluted share. Adjusted earnings for the nine-month period ended March 31, 2013 were $87.8 million (a decrease of 4.1% from the prior fiscal year period) or $2.38 per diluted share. Adjusted earnings and earnings per diluted share for the nine-month periods were also impacted by the foreign currency fluctuations and exclude the acquisition-related items, impairment charges, income tax adjustments and the reversal of valuation allowance noted above.

Net sales as reported declined 3.2% to $81.0 million for the quarter ended March 31, 2013. Organic sales declined 3.0% in the quarter. Organic sales exclude changes in foreign currency exchange rates. The third quarter of fiscal 2013 had one less ship day as compared to the prior fiscal year and also included the Easter holiday which was in the fourth quarter of the prior fiscal year.

Net sales as reported declined 2.0% to $231 million for the nine months ended March 31, 2013. Organic sales, which exclude changes in foreign currency exchange rates, declined 0.9% in the nine-month period. A stronger U.S. dollar as compared to foreign currencies reduced sales by $122,000 and $2.6 million in the quarter and nine-month period ended March 31, 2013, respectively, from the comparable prior-year periods.

The Biotechnology segment includes sales made through R&D Systems' Biotechnology Division, R&D Europe, Tocris, R&D China, BiosPacific and Boston Biochem. Biotechnology segment net sales were $75.3 million for the quarter ended March 31, 2013, a decrease of 3.7% from $78.2 million for the quarter ended March 31, 2012. Biotechnology net sales were $214 million for the nine-month period ended March 31, 2013, a decrease of 2.7% from $220 million for the nine-month period ended March 31, 2012. Biotechnology sales declined 3.5% and 1.5% for the quarter and nine month period ended March 31, 2013, respectively, excluding changes in foreign currency exchange rates.

The table below shows changes to the components of organic sales for the Biotechnology segment, from the same prior-year periods.

                                Quarter Ended     Nine Months Ended
                                   3/31/13             3/31/13
                                -------------     -----------------
U.S. industrial, pharmaceutical
 and biotechnology                   (2.5%)            (4.2%)
U.S. academic                        (8.5%)            (5.5%)
Europe                              (10.3%)            (2.0%)
China                                24.9%             19.4%
Pacific Rim                           9.6%              4.7%

The Hematology segment includes sales made through R&D Systems' Hematology Division. Hematology net sales for the quarter and nine month period ended March 31, 2013 were $5.7 million and $16.7 million, increases of 4.9% and 7.0%, respectively, from the comparable prior-year periods.

The gross margin percentage was 75.5% in the quarter ended March 31, 2013 as compared to 75.8% in the comparable prior-year quarter. For the nine-month period ended March 31, 2013 the gross margin percentage decreased to 74.4% from 75.0% in the comparable prior-year period. Gross margins adjusted for costs recognized upon sale of acquired inventory and amortization of intangible assets were 77.7% and 79.0% for the quarters ended March 31, 2013 and 2012, respectively, and 76.9% and 78.5% for the nine-month periods ended March 31, 2013 and 2012, respectively, if such costs were excluded in all periods. The decrease in adjusted gross margins for the quarter and nine-month periods were primarily caused by lower sales volumes and unfavorable exchange rates.

Selling, general and administrative expenses for the quarter and nine-month periods ended March 31, 2013 increased $83,000 and declined $57,000 from the quarter and nine-month period ended March 31, 2012, respectively. Selling, general and administrative expenses were impacted by decreases in profit sharing expense of $399,000 and $1.1 million for the quarter and nine-month periods, respectively, as compared to the prior-year periods. The increase in selling, general and administrative expense, excluding profit sharing impact, was mainly the result of increased marketing wages and consulting related to upgrading the Company's website.

Research and development expenses for the quarter and nine-month periods ended March 31, 2013 increased $97,000 (1.4%) and $1.4 million (7.0%) from the quarter and nine-month periods ended March 31, 2012, respectively. The increase in research and development expenses is mainly due to increases in personnel and supply costs associated with the continuous development and release of new high-quality biotechnology products.

Other non-operating expenses for the quarter and nine-month periods ended March 31, 2013 included foreign exchange transaction gains of $289,000 and $360,000, respectively, compared to foreign exchange transaction gains of $164,000 and foreign exchange transaction losses of $465,000 for the quarter and nine-month periods ended March 31, 2012, respectively.

The effective tax rate for the quarter and nine-month periods ended March 31, 2013 were 25.5% and 29.8% as compared to 26.5% and 30.0% for the same prior-year periods. In January 2013, the U.S. federal credit for research and development was reinstated retroactively for the period of January 2012 through December 2013. As a result, in addition to the credit for the quarter ended March 31, 2013, the Company recorded the credit for calendar 2012 in the third quarter of fiscal 2013. Also included in third quarter fiscal 2013 income taxes was a reduction in U.S. tax expense due to changes in estimates related to foreign source income. Income taxes for the quarter and nine-month periods ended March 31, 2012 were positively impacted by $3.0 million due to the reversal of a valuation allowance on deferred tax assets related to the excess tax basis in the Company's investments in unconsolidated entities. Effective tax rates for the remainder of fiscal 2013 are expected to be 30% to 32%.

The Company's investment in ChemoCentryx, Inc. (CCXI) is included in short-term available for sale investments at March 31, 2013 at a fair-value of $87.5 million. The Company's unrealized gain of $58.0 million on the investment, net of a deferred tax liability of $20.8 million, was included in accumulated other comprehensive income at March 31, 2013.

The Company did not repurchase any shares of its common stock during the quarter or nine-month periods ended March 31, 2013. Approximately $127 million remains available at March 31, 2013 for the repurchase and retirement of shares under the currently open authorization.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements, including the expected effective tax rate, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, net earnings and earnings per share and the effective tax rate for the quarter and nine-month periods ended March 31, 2013 as compared to the reported amounts for the same periods ended March 31, 2012:

  - fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

  - the acquisitions of Boston Biochem, Inc. on April 1, 2011 and Tocris Holdings Ltd. on April 28, 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

  - impairment losses related to the Company's investments in unconsolidated entities; and

  - income tax adjustments related to the reversal of valuation allowances on deferred tax assets, the reinstatement of the U.S. credit for research and development expenditures and the effect of changes in estimates related to foreign source income.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

                    *  *  *  *  *  *  *  *  *  *  *  *


Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries:
BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854







                        TECHNE CORPORATION
               CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                             (Unaudited)


                                       QUARTER ENDED    NINE MONTHS ENDED
                                      3/31/13  3/31/12   3/31/13   3/31/12
                                      -------  -------  --------  --------
Net sales                             $80,992  $83,621  $231,100  $235,879
Cost of sales                          19,845   20,238    59,107    58,939
                                      -------  -------  --------  --------
Gross margin                           61,147   63,383   171,993   176,940
Operating expenses:
 Selling, general and administrative    9,982    9,899    31,266    31,323
 Research and development               7,219    7,122    22,074    20,626
                                      -------  -------  --------  --------
    Total operating expenses           17,201   17,021    53,340    51,949
Operating income                       43,946   46,362   118,653   124,991
Other income (expense):
 Interest income                          638      470     1,976     1,996
 Impairment loss on investments in
  unconsolidated entities                   0   (3,254)        0    (3,254)
   Other non-operating expense, net      (118)    (373)     (731)   (2,155)
                                      -------  -------  --------  --------
    Total other income (expense)          520   (3,157)    1,245    (3,413)
                                      -------  -------  --------  --------
Earnings before income taxes           44,466   43,205   119,898   121,578
Income taxes                           11,348   11,449    35,748    36,488
                                      -------  -------  --------  --------
Net earnings                          $33,118  $31,756  $ 84,150  $ 85,090
                                      =======  =======  ========  ========
Earnings per share:
 Basic                                $  0.90  $  0.86  $   2.28  $   2.30
 Diluted                              $  0.90  $  0.86  $   2.28  $   2.30
Weighted average common
 shares outstanding:
  Basic                                36,842   36,864    36,835    36,975
  Diluted                              36,908   36,930    36,901    37,043


                              TECHNE CORPORATION
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                                 3/31/13   6/30/12
                                                --------  --------
ASSETS
Cash and equivalents                            $150,713  $116,675
Short-term available-for-sale investments        162,162   152,311
Trade accounts receivable                         38,138    35,668
Inventory                                         35,675    38,277
Other current assets                               3,469     3,576
                                                --------  --------
  Current assets                                 390,157   346,507
                                                --------  --------
Available-for-sale investments                   135,765   143,966
Property and equipment, net                      105,202    93,788
Goodwill and intangible assets, net              126,090   132,158
Other non-current assets                           3,076     2,905
                                                --------  --------
  Total assets                                  $760,290  $719,324
                                                ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses           $ 13,638  $ 13,836
Payable for pending available-for-sale
 investment purchases                              4,599     4,429
Income taxes - deferred and current               14,244    17,485
                                                --------  --------
  Current liabilities                             32,481    35,750

Deferred taxes                                     8,300     9,132
Stockholders' equity                             719,509   674,442
                                                --------  --------
  Total liabilities and stockholders' equity    $760,290  $719,324
                                                ========  ========


                        TECHNE CORPORATION
                RECONCILIATION of ORGANIC SALES
                          (In thousands)
                            (Unaudited)

                                       QUARTER ENDED    NINE MONTHS ENDED
                                      3/31/13  3/31/12   3/31/13   3/31/12
                                      -------  -------  --------  --------
Net sales                             $80,992  $83,621  $231,100  $235,879
Organic sales adjustments:
 Impact of foreign currency
  fluctuations                            122        0     2,604         0
                                      -------  -------  --------  --------
Organic sales                         $81,114  $83,621  $233,704  $235,879
                                      =======  =======  ========  ========

Organic sales growth                    (3.0%)    1.8%     (0.9%)     2.3%



                         TECHNE CORPORATION
              RECONCILIATION of GROSS MARGIN PERCENTAGES
                            (Unaudited)

                                       QUARTER ENDED    NINE MONTHS ENDED
                                      3/31/13  3/31/12   3/31/13   3/31/12
                                      -------  -------  --------  --------
Gross margin percentage                 75.5%    75.8%     74.4%     75.0%
Identified adjustments:
  Costs recognized upon sale of
   acquired inventory                    1.3%     2.3%      1.5%      2.5%
  Amortization of intangibles            0.9%     0.9%      1.0%      1.0%
                                      -------  -------  --------  --------
Gross margin percentage-adjusted        77.7%    79.0%     76.9%     78.5%
                                      =======  =======  ========  ========



                       TECHNE CORPORATION
         RECONCILIATION of NET EARNINGS and EARNINGS per SHARE
                (In thousands, except per share data)
                           (Unaudited)

                                       QUARTER ENDED    NINE MONTHS ENDED
                                      3/31/13  3/31/12   3/31/13   3/31/12
                                      -------  -------  --------  --------
Net earnings                          $33,118  $31,756  $ 84,150  $ 85,090
Identified adjustments:
  Costs recognized upon sale of
    acquired inventory                  1,032    1,955     3,496     5,870
  Amortization of intangibles           1,252    1,268     3,806     3,821
  Impairment losses on investments          0    3,254         0     3,254
  Tax impact of above adjustments        (619)  (2,069)   (1,965)   (3,883)
  Tax impact of research and
    development credit                 (1,186)       0    (1,186)     (430)
  Tax impact of foreign source income  (1,138)     379      (500)      862
  Tax impact of reversal of
    valuation allowance                     0   (3,016)        0    (3,016)
                                      -------  -------  --------  --------
Net earnings-adjusted                 $32,459  $33,527  $ 87,801  $ 91,568
                                      =======  =======  ========  ========

Adjusted growth                         (3.2%)             (4.1%)

Earnings per share-diluted-adjusted   $  0.88  $  0.91  $   2.38  $   2.47





                          TECHNE CORPORATION
              RECONCILIATION of EFFECTIVE TAX RATE
                             (Unaudited)

                                       QUARTER ENDED    NINE MONTHS ENDED
                                      3/31/13  3/31/12   3/31/13   3/31/12
                                      -------  -------  --------  --------
Effective tax rate                      25.5%    26.5%     29.8%     30.0%
Identified adjustments:
 Reversal of valuation allowance         0.0%     7.0%      0.0%      2.5%
 Research and development credit         2.7%     0.0%      1.0%      0.4%
 Foreign source income                   2.5%    (0.9%)     0.4%     (0.8%)
                                      -------  -------  --------  --------
Effective tax rate-adjusted             30.7%    32.6%     31.2%     32.1%
                                      =======  =======  ========  ========


                        TECHNE CORPORATION
            RECONCILIATION of INTANGIBLE AMORTIZATION
                           (In thousands)
                            (Unaudited)

                                       QUARTER ENDED    NINE MONTHS ENDED
                                      3/31/13  3/31/12   3/31/13   3/31/12
                                      -------  -------  --------  --------
Amortization of intangible
  assets included in:
    Cost of goods sold                $   742  $   750  $  2,256  $  2,263
    Selling, general and
      administrative expenses             516      518     1,556     1,558
                                      -------  -------  --------  --------
Total amortization of
  intangible assets                   $ 1,258  $ 1,268  $  3,812  $  3,821
                                      =======  =======  ========  ========